Exhibit 99.2

KLNF Comments - February 20, 2016

Subject to FRE 408 & All Other Applicable Privileges

and Confidentiality Agreements

Peabody Energy Corporation (the “Issuer”)

Private Offers to Exchange

New Pari Passu Secured First Lien Notes (defined below) and cash for certain outstanding senior debt securities of the Issuer (collectively, the “Existing Notes”)

This proposal for the Exchange Offers and related transactions is preliminary and non-binding and shall not be construed as a commitment to take any steps to effect the Exchange Offers or any other transaction.

Summary of Principal Terms

Exchange:

Subject to the acceptance priority level for each series of Existing Notes set forth in the table below, offers to exchange (the “Exchange Offers”) the outstanding Existing Notes held by qualified institutional buyers for the following:

(i)     Up to $250,000,000 in aggregate principal amount of new 6% Pari Passu Secured First Lien Notes due 2021 (the “New Pari Passu Secured First Lien Notes”) issued by the Issuer; and

(ii)    Up to $350,000,000 in cash.

No additional amounts shall be payable in respect of accrued but unpaid interest on the Existing Notes that are exchanged.

Subject Securities and Acceptance Priority Levels:

				Principal Amount of New Pari Passu Secured First Lien Notes and Cash(1)
Title of Series of Existing Notes	Maturity Date	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Notes Consideration (Par Value)			Cash Consideration			Early Tender Premium (Cash)			Total Exchange Consideration(2)
6.00% Senior Notes due 2018 (the “2018 Notes”)	Nov. 2018	$1,518,800,000	1	$	[81.08	]	$	[83.51	]	$	[30.00	]	$	[194.59	]
10.00% Senior Secured Second Lien Notes due 2022 (the “Existing Second Lien Notes”)	March 2022	$1,000,000,000	2	$	[108.11	]	$	[121.35	]	$	[30.00	]	$	[259.46	]
6.50% Senior Notes due 2020 (the “2020 Notes”)	Sept. 2020	$650,000,000	3	$	[64.86	]	$	[60.81	]	$	[30.00	]	$	[155.68	]

(continued)

(1)	For each $1,000 principal amount of Existing Notes. [NTD: For discussion purposes only. Subject to further review by the Issuer and its advisors].
(2)	Includes the Early Tender Premium of $[30.00] in cash.

				Principal Amount of New Pari Passu Secured First Lien Notes and Cash(3)
Title of Series of Existing Notes	Maturity Date	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Notes Consideration (Par Value)			Cash Consideration			Early Tender Premium (Cash)			Total Exchange Consideration(3)
6.25% Senior Notes due 2021 (the “2021 Notes”)	Nov. 2021	$1,339,600,000	4	$	[64.86	]	$	[60.81	]	$	[30.00	]	$	[155.68	]
7.875% Senior Notes due 2026 (the “2026 Notes”)	Nov. 2026	$250,000,000	5	$	[64.86	]	$	[60.81	]	$	[30.00	]	$	[155.68	]

Eligible holders must validly tender their Existing Notes at or prior to 5:00 p.m., New York City time, on a specified early tender date (such date the “Early Tender Date”), in order to be eligible to receive the applicable “Total Exchange Consideration” shown in the table above. Existing Notes tendered after the Early Tender Date but prior to expiration of the Exchange Offers will be eligible to receive only the applicable “Exchange Consideration” set out in such table, which does not include the “Early Tender Premium”. The Issuer may modify or terminate any consent solicitations in connection with the Exchange Offers upon prior written notice thereof (to include, with respect to any modifications, the nature thereof) to the Specified Holders.[4]

Conditions:

The closing of the Exchange will be conditioned on:

(i)     a minimum of [    ]% of the aggregate principal amount of all series of Existing Notes not held by the Specified Holders electing to participate in the Exchange Offers (the “Overall Minimum Condition”);][subject to further discussion]

(ii)    the consummation of the Additional Private Exchange Transactions (defined below) with the Specified Holders, which transactions may be consummated substantially concurrent with each other;

(iii)  the consummation of the Issuer’s sale of its New Mexico and Colorado assets to Bowie Resources Partners; and

(iv)   customary additional conditions.

The conditions set forth in conditions (i) through (iv) above are waiveable by the Issuer with the consent of each of the Specified Holders.

Additional Private Exchange Transactions:

Elliott/Aurelius/CapRe (collectively, the “Specified Holders”) agree (a) not to tender their Existing Notes in the Exchange Offers; provided, however, that CapRe may tender up to $[30.0] million aggregate principal amount of Existing Notes beneficially owned, (b) to extend the maturity date of the 2018 Notes held by them by two years to November 2020 with PIK interest payable on such 2018 Notes instead of cash pay interest for a period of two years (payable monthly, beginning on the last interest payment date), (c) to receive PIK interest in lieu of cash pay interest for a period of two years (payable monthly, beginning on the last interest payment

(3)	Includes the Early Tender Premium of $[30.00] in cash.
[4]	Peabody to advise as to any additional consent solicitations it intends to seek.

date)(5) with respect to each of the Existing Second Lien Notes, the 2020 Notes, the 2021 Notes and the 2026 Notes held by the Specified Holders (collectively with the 2018 Notes, the “SH Notes”), and (d) exchange $200,000,000 of SH Notes[6] for $200,000,000 of PAC Notes[7], provided that all accrued and unpaid interest on the SH Notes shall be paid in kind in applicable SH Notes and certain cash payments of interest by the Issuer may be required to avoid material adverse tax consequences (collectively, the “Additional Private Exchange Transactions”). The closing of the Additional Private Exchange Transactions is conditioned on the consummation of the Exchange Offers contemplated by this term sheet, which transactions may be consummated substantially concurrent with each other. The indentures governing the modified SH Notes shall be substantially identical to the indentures governing the Existing Notes in effect immediately prior to the Exchange Offers and not modified in any way except: (i) to the extent that the limitation contained in Section 4.09 of the indenture governing the Existing Second Lien Notes is modified or otherwise eliminated in connection with a consent solicitation, such covenant would apply as modified or eliminated, as the case may be, to the modified Second Lien Notes held by the Specified Holders; (ii) the extension of the maturity date of the 2018 Notes held by the Specified Holders by two years to November 2020 and (iii) provisions that the Specified Holders shall receive PIK interest in lieu of cash pay interest for a period of two years.

New Pari Passu Secured First Lien Notes (the “New Notes”)

Issuer:	Peabody Energy Corporation.

Maturity:	March 15, 2021.

Interest:	Payable semi-annually in cash at 6.0% per annum.

Ranking:	Pari passu with the Issuer’s existing first lien credit facilities (the “Existing First Lien Facilities”) evidenced by that certain credit agreement, dated as of June 18, 2010, as amended prior to the date hereof, including by that certain Omnibus Amendment Agreement, dated as of February 5, 2015 (as amended, the “Existing First Lien Credit Agreement”).

Guarantors:	Identical to the subsidiaries of the Issuer (the “Guarantors”) that guaranty the Existing First Lien Facilities.

Security:	Identical to the collateral securing the Existing First Lien Facilities.

Pari Passu Intercreditor Agreement:	Intercreditor agreement among the Issuer, the administrative agent under the Existing First Lien Credit Agreement and the collateral trustee of the New Pari Passu Secured First Lien Notes, and substantially in the form of Exhibit I-2 of the Existing First Lien Credit Agreement, subject to changes to reflect current market practice or that are not adverse to the lenders under the Existing First Lien Credit Agreement.

(5)	For the avoidance of doubt, the interest payments on the Existing Second Lien Notes and the 2020 Notes due on March 15, 2016 shall be paid in kind.
[6]	ACE to provide which SH Notes are to be exchanged.
[7]	It is contemplated that such exchange shall be effectuated by Peabody purchasing for $200,000,000 the PAC Notes from Peabody AssetCo and then Peabody using such PAC Notes as consideration for the purchase of $200,000,000 of SH Notes.

First Lien/ Second Lien Intercreditor:	The New Notes will constitute “Additional Senior Debt” under that certain intercreditor agreement, dated March 16, 2015, among Peabody Energy Corporation, the other grantor parties thereto, U.S. Bank, National Association, as Second Priority Representative, and Citibank, N.A., as Senior Representative.

Optional Redemption:	The New Notes will be redeemable at the Issuer’s option, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, together with accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control:	The Issuer will be required to make an offer to repurchase the New Notes following the occurrence of a “change of control triggering event” with respect to the Issuer (to be defined in a manner consistent with the 2018 Notes) at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Covenants and Events of Default:

To be consistent with the Existing Second Lien Notes, except as follows:

(a)    there shall be no limitations on the ability of existing or future non-guarantor subsidiaries to guarantee indebtedness of the Issuer or any of its subsidiaries; and

(b)    there shall be no limitation on the ability of such non-guarantor subsidiaries to incur indebtedness.

Governing Law:	New York.

New Senior Secured Notes Issued by Peabody Asset Holding Company (the “PAC Notes”)

Issuer:	Newly created direct or indirect wholly owned subsidiary of Peabody, organized as a Delaware limited liability company that is designated as an “Unrestricted Subsidiary” under the Existing First Lien Credit Agreement (the “Peabody AssetCo”).[8]

Funding:	Peabody shall (i) purchase $200,000,000 principal amount of PAC Notes for $200,000,000 from Peabody AssetCo and (ii) invest cash in Peabody AssetCo as a capital contribution in an amount not less than all interest that will accrue on the PAC Notes through December 31, 2016 plus $3,000,000 (together, (i) and (ii), the “PAC Collateral”), pursuant to the investment baskets in the Existing Credit Agreement.

Maturity:	December 31, 2016.[9][10] If the Drop Down shall not have occurred prior to the maturity of the PAC Notes, the PAC Notes, together with all accrued interest, shall be repaid in full in cash with proceeds from such PAC Collateral.

Interest:	Payable monthly in kind at 6.0% per annum.

[8]	NTD: Potential intermediate Holdco above Peabody AssetCo as modification to structure to be discussed.
[9]	Subject to tax review; notes of this maturity would not appear to be securities for tax purposes, which is necessary for the Specified Holders’ desired tax-free recapitalization treatment.
[10]	NTD: Peabody’s preference would be to do one instrument with a five-year maturity and mandatory redemption at December 31, 2016 if the Drop Down does not occur.

Ranking:	Senior secured.

Guarantors:	None.

Security:	The PAC Collateral, which will be maintained in a blocked deposit account (such amount to be reduced by the amount of any PAC Note redemptions).

Optional Redemption:	The PAC Notes will be redeemable at the Peabody AssetCo’s option, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the PAC Notes to be redeemed, plus accrued but unpaid interest, if any, at the then applicable rate to, but excluding, the redemption date.

Change of Control:	If Issuer or Peabody AssetCo experiences a Change of Control, Peabody AssetCo must offer to repurchase the PAC Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, at the then applicable rate to, but excluding, the date of purchase. As used in this term sheet, “Change of Control” means (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Issuer entitled to vote for members of the board of directors or equivalent governing body of Issuer on a fully diluted basis, (b) the replacement of a majority of the directors or members of the equivalent governing body of Issuer from the directors who constituted the board of directors (or equivalent governing body) of Issuer and such replacement shall not have been approved by a vote of at least a majority of the board of directors (or other equivalent governing body) of the Issuer then still in office who were either members of such board of directors (or other equivalent governing body) or whose election as a member of such board (or other equivalent governing body) was previously so approved, (c) Peabody AssetCo ceases to be 100% owned (directly or indirectly) by Issuer or (d) a “Change of Control” as defined in the existing Senor Notes Indenture.

Covenants and Events of Default:	No additional debt or other obligations of any type at Peabody AssetCo; no restrictions on dividends of cash other than with respect to maintaining the PAC Collateral in a blocked deposit account; no other liens on assets of Peabody AssetCo; others TBD.

Governing Law:	New York

Drop Down:	Peabody may elect to contribute the NG Notes Assets (as defined below) to Peabody AssetCo on or prior to December 31, 2016 and simultaneously exchange of the PAC Notes for the New NG Notes (as defined below) (the “Drop Down”) in exchange for the release of the lien on the PAC Collateral and the elimination of restrictions on the use of any such cash thereafter; provided, that neither the working capital nor the net working capital position of Peabody AssetCo and its subsidiaries immediately after the Drop Down is less than the working capital and net working capital position, respectively, of the entities and assets contributed to Peabody AssetCo as of December 31, 2015.[11] After the Drop Down, Peabody will maintain the then-current levels of self-bonding and surety bonding, as well as collateral support for surety bonding, of the NG Notes Assets and continue to comply with its contractual obligations in respect of surety bonding. To the extent that the NG Notes Assets require surety bonds and/or collateral support for surety bonds above the amounts in place at the time of the Drop Down, Peabody shall retain the right to be reimbursed by Peabody

[11]	NTD: HL and Lazard to determine the appropriate calculation methodology.

AssetCo for any (x) costs associated with incremental surety bonding (i.e., annual premium payments), (y) incremental fees incurred by Peabody for letters of credit that are used to collateralize incremental surety bonds of Peabody AssetCo and (z) incremental cash collateral posted to collateralize existing or new surety bonds of Peabody AssetCo (collectively, the “Additional Peabody Economic Support”). Any Additional Peabody Economic Support that Peabody seeks to be reimbursed by Peabody AssetCo shall be treated as a change in working capital of Peabody AssetCo and therefore reduce the amount of cash available for dividend to Peabody.

Upon contribution of the NG Notes Assets on or prior to December 31, 2016, the $200,000,000 principal amount of PAC Notes shall be exchanged for $212,500,000 principal amount of New NG Notes (as defined below) (exchange amounts to be reduced proportionately to reflect any redemptions of PAC Notes prior to the Drop Down) and any interest on the PAC Notes since issuance that has been paid in kind or is accrued and unpaid since the last coupon payment shall increase the principal amount of the New NG Notes dollar for dollar at the closing of the exchange.[12] If the contribution of the NG Notes Assets and the exchange of PAC Notes for New NG Notes do not occur by December 31, 2016, then any accrued interest on the PAC Notes that has not been paid in kind shall be paid in kind and the outstanding principal amount of the PAC Notes shall be due and payable in full in cash at such time.[13]

New Senior Secured U.S. Non-Guarantor Notes (the “New NG Notes”)

Issuer:	Peabody AssetCo (or a wholly-owned subsidiary of Peabody AssetCo) into which substantially all assets associated with the following mines are contributed: (i) the Kayenta Mine (the “Principal Property Mine”) and (ii) the Francisco U/G Mine, the Gateway North Mine and the Wild Boar Mine (collectively, the “Non-Principal Property Mines” and, together, with the Principal Property Mine, the “NG Notes Assets”).[14],[15]

Maturity:	March 15, 2021.

Interest:	Payable monthly in kind at 8.0% per annum for a period equal to (i) two years minus (ii) the length of time the PAC Notes were outstanding; payable in cash after the two-year anniversary of the issuance of the PAC Notes every six months.

Ranking:	Senior to all obligations of Peabody AssetCo with respect to the collateral securing the New NG Notes; senior in right of payment to all future debt of Peabody AssetCo.

Guarantors:	To the extent Section 4.09 of the Second Lien Notes Indenture is eliminated, the subsidiaries of Peabody AssetCo shall guarantee the NG Notes. To the extent Section 4.09 of the Second Lien Notes Indenture is not eliminated Peabody AssetCo shall directly hold all of the NG Notes Assets and have no subsidiaries.

[12]	If December 31, 2016, would be $221,500,000
[14]	NTD: Bankruptcy remoteness structure to be discussed.
[15]	To confirm whether all assets would be contributed to Issuer, or equity of subsidiaries holding the assets would be included, such that there would be Guarantor Subsidiaries.

Collateral:	NG Notes Assets that constitute Non-Principal Property Mines.

Mandatory Redemption:	Not less than five Business Days following the consummation of a sale of any NG Notes Assets, Peabody AssetCo will be required to issue a notice of redemption in connection with the mandatory redemption of New NG Notes in an aggregate principal amount equal to the net cash proceeds of such sale, at a redemption price equal to 100% of the principal amount of the New NG Notes to be redeemed, plus accrued but unpaid interest, if any, at the then applicable rate to, but excluding, the date of redemption.

Optional Redemption:	The New NG Notes will be redeemable at the Peabody AssetCo’s option, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the New NG Notes to be redeemed, plus accrued but unpaid interest, if any, at the then applicable rate to, but excluding, the redemption date.

Dividend Redemption:	Subject to compliance with a restricted payments covenant (as described below), Peabody AssetCo shall be permitted to pay dividends with respect to its equity interests. Within two Business Days following the payment of any Dividend Amount (as defined below), Peabody AssetCo will be required to issue a notice of redemption in connection with the mandatory redemption of New NG Notes in an aggregate principal amount equal to the Dividend Redemption Amount (as defined below), at par plus accrued but unpaid interest at the then applicable rate to, but excluding, the date of redemption.

Drop Down Redemption:	Within two Business Days following the date on which the Drop Down occurs, Peabody AssetCo will be required to issue a notice of redemption in connection with the mandatory redemption of New NG Notes in an aggregate principal amount equal to $5,000,000 per each calendar quarter (pro-rated for any period less than a calendar quarter) that has elapsed since the closing of the Private Exchange Transactions, at redemption price equal to 100% of the principal amount of New NG Notes to be redeemed, plus accrued but unpaid interest, if any, at the then applicable rate to, but excluding, the date of redemption.

Change of Control:	Peabody AssetCo will be required to make an offer to repurchase the New NG Notes following the occurrence of a Change of Control (as defined above) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest at the then applicable rate to, but excluding, the date of repurchase.

Covenants and Events of Default:	Customary covenants and events of default for financings of this type applicable to the Peabody AssetCo, which shall in any event include negative covenants on debt, liens, restricted payments (including investments), affiliate transactions, asset sales and mergers (with customary carve outs for issuances of this type, including, without limitation, exceptions that allow the Issuer and Peabody AssetCo to operate its business in the ordinary course, such as exceptions for de minimis asset sales and the incurrence of and liens in connection with capital leases, surety bonds, self-bonding and accounts receivable securitizations); provided, that (i) (x) all sales and dispositions may only be made if on a pro forma basis after giving effect to such sale or disposition, Peabody AssetCo shall be in compliance with all covenants, including, without limitation, the Required Leverage Ratio and the Appraised Value Requirement (each as defined below), (y) the net cash proceeds of such sale or disposition shall be applied in accordance with the Mandatory Redemption requirements set forth above and (z) immediately before and after such sale or disposition no Default or Event of Default has occurred and is continuing and (ii) in no event will Peabody AssetCo be permitted to incur debt other than junior debt for cash proceeds, so long as (x) it has a junior lien or is unsecured, and in any event is payment subordinated pursuant to strict subordination terms including with respect to turnover of proceeds, and the intercreditor agreement and/or subordination provisions are acceptable to the Specified Holders, (y) the debt does not require payment of interest in cash and (z) no guarantees of debt issued by entities other than Peabody AssetCo are required pursuant to Section 4.09 of the Second Lien Notes Indenture or otherwise.

Peabody AssetCo may (a) distribute the PAC Collateral to the Issuer or any of its subsidiaries in connection with the Drop Down, (b) make SG&A Overhead (as defined below) payments pursuant to the Cost Sharing Agreement (as defined below) and (c) make cash dividends to its parent so long as, with respect to part (c) of this sentence only: (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Total Leverage Ratio of Peabody AssetCo (calculated (i) as of the end of the fiscal quarter immediately preceding payment of such dividend for which financial statements are available for the period of four consecutive quarters ending on such date (determined on a pro forma basis for the first three fiscal quarters after the Drop Down to give effect to the financial results of the NG Notes Assets prior to Peabody AssetCo’s ownership thereof) and (ii) net of SG&A Overhead) is less than 2.5x (the “Required Leverage Ratio”) on a pro forma basis after giving effect to such dividend (and payment of the corresponding Dividend Redemption Amount, as defined below) and (iii) the most recent Appraisal (as defined below) shall reflect a value of the New NG Notes Assets that is at least 2x (the “Appraised Value Requirement”) the total amount of New NG Notes outstanding at the time of such dividend, on a pro forma basis after giving effect to the payment of the corresponding Dividend Redemption Amount. The aggregate amount that is permitted to be paid in accordance with the foregoing, and which Peabody AssetCo would otherwise pay as a dividend, is referred to as the “Total Dividend Amount.” 85% of the Total Dividend Amount may be dividended with respect to equity interests (the “Dividend Amount”). 15% of the Dividend Amount shall be applied to redeem the New NG Notes as provided above, including the amount of PIK, at par, plus accrued and unpaid interest at the then applicable rate to, but excluding, the date of repurchase (such amount, the “Dividend Redemption Amount”).

“SG&A Overhead” is to be defined as SG&A allocated to Peabody AssetCo pursuant to a cost sharing agreement (the “Cost Sharing Agreement”), which SG&A Overhead for any fiscal year shall not exceed the lesser of (x) 20% of the SG&A of the Parent and its subsidiaries on a consolidated basis for such fiscal year (which such percentage shall be adjusted proportionately upward or downward, as applicable, to reflect asset sales of non-NG Notes Assets or NG Notes Assets, respectively, by the Issuer or Peabody AssetCo) and (y) $25,000,000 (which amount in this clause (y) shall grow at the CPI pursuant to an annual adjustment).

“Appraisal” shall mean the most recent appraisal of the NG Notes Assets, which shall be conducted by [FTI] and others to be proposed or any other nationally recognized appraiser selected by the Issuer or Peabody AssetCo and agreed to by the Specified Holders. Appraisals shall be conducted semi-annually, beginning immediately prior to any cash dividend other than the distribution of the PAC Collateral to the Issuer or any of its subsidiaries in connection with the Drop Down.

Governing Law:	New York